Exhibit 10.9
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective as of October 1, 2020 (the “Effective Date”), is entered into by and among MetaBank, a federally chartered savings bank (the “Bank”), Meta Financial Group, Inc., a Delaware corporation (“Meta Financial”), and Bradley C. Hanson (“Officer”).
RECITALS:
WHEREAS, Officer has been employed as Chief Executive Officer and President of the Bank and served as Chief Executive Officer and President of Meta Financial pursuant to the terms of a prior Employment Agreement dated October 1, 2016, by and between Officer and the Bank;
WHEREAS, Officer, the Bank and Meta Financial (each, a “Party,” and collectively, the “Parties”) desire to retain Officer’s services in such capacities, and to implement a new employment agreement containing revised terms;
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Bank, Meta Financial (the Bank and Meta Financial hereinafter collectively referred to as the “Company”) and Officer agree to supersede and replace the Employment Agreement dated October 1, 2016 unless otherwise noted herein, with this Agreement containing the following provisions:
1.Term of Employment. The Officer’s employment under this Agreement shall continue until terminated as provided in Section 4 below (the “Term”).
2.Position and Duties. Officer shall serve as the Chief Executive Officer and President of the Company, and shall report to the Board of Directors of Meta Financial (the “Board”). All employees of the Company shall report directly or indirectly to Officer except to the extent the Company’s Chief Audit Officer and Chief Human Resources Officer report to the Chairs of the Board’s Audit and Compensation Committees, respectively. Officer shall perform such duties and responsibilities as are consistent with Officer’s position and as may be reasonably assigned to Officer by the Board from time to time, including, without limitation, serving in an officer or director role of subsidiaries and affiliates of the Company (the Company and its subsidiaries and affiliates being the “Company Group”). Officer shall devote his full business time, attention, skill and energy to the business and affairs of the Company Group, and shall use his reasonable best efforts to perform such responsibilities in a diligent, loyal, and businesslike manner so as to advance the best interests of the Company Group. Notwithstanding the foregoing, Officer shall be permitted to devote a reasonable amount of time and effort to civic and charitable organizations and managing personal and family investments but only to the extent that such activities, individually or as a whole, do not require Officer’s active involvement in the management of any other corporation, partnership or other entity, materially interfere with the execution of Officer’s duties hereunder or otherwise violate any provision of this Agreement.

3.Compensation.
(a)Base Salary. Officer shall receive an annual salary of $841,500 (the “Base Salary”), less applicable withholdings, payable in accordance with the regular payroll practices of the Bank. The Board may, in its discretion, increase the Base Salary at any time, and, after September 30, 2021, decrease the Base Salary if and in a manner proportionate to any decrease in base salary the Company in its discretion implements for other executive officers of the Company.
(b)Annual Incentive Plan Bonus. Officer will be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) as established and amended by the Compensation Committee of the Board (“Committee”) from time to time by and based on the achievement of performance goals established by the Committee and communicated to the Officer in writing. For the Company’s fiscal year beginning October 1, 2020 (and for future fiscal years unless adjusted by the Committee), the AIP bonus for Officer will have a target payout of one hundred percent (100%) of Base Salary. The AIP bonuses (if any) will be payable in cash unless otherwise determined by the Committee in its discretion. Officer’s achievement of the performance goals and the actual amount of the AIP bonus (which may be higher or lower than the target) will be determined by the Committee in its reasonable discretion. Any such AIP bonus will be payable to Officer at the time annual incentives are paid to executive officers in accordance with the Bank’s policies and practices; provided, that, to the extent that the AIP bonus does not provide for an Internal Revenue Code (“Code”) Section 409A (“Section 409A”) compliant time and form of payment, any such payment shall be paid no later than March 15 of the calendar year following the year the AIP bonus was earned.
(c)Long Term Incentive Awards. Officer will be eligible to participate in and receive long-term incentive awards under the Meta Financial Group, Inc. 2002 Omnibus Incentive Plan (As Amended and Restated Effective as of November 24, 2014), as subsequently amended or replaced (“LTIP”) pursuant to award agreements as established and amended by the Committee from time to time and based on the achievement of performance goals and/or service vesting requirements specified in such award agreements. For the Company’s fiscal year beginning October 1, 2020, the LTIP award will be stock unit awards with a target opportunity equal to two hundred percent (200%) of Base Salary and performance/vesting periods spanning three years. LTIP awards, as determined by the Committee in its discretion, may be comprised of several award types that may have varying performance/vesting periods, as specified in the award agreement for the particular grant, will be payable in cash or shares of the Company’s common stock or a combination thereof as provided in the applicable award agreement. Officer’s achievement of the performance goals and the actual amount of any LTIP award (which may be higher or lower than the target) will be determined by the Committee in its reasonable discretion. Any LTIP award will be payable to Officer at the time such LTIP awards are paid to executive officers; provided, that, to the extent that the LTIP award agreement does not provide for a Section 409A compliant time and form of payment, any LTIP award shall be paid no later than March 15 of the calendar year following the year in which the performance/vesting period ends and for which the LTIP award was earned.

(d)Executive Benefits. Executive shall be eligible to participate in all Company-sponsored employee benefit plans and programs as may then be available to executive level employees at the Bank during the Term, subject to all eligibility requirements and rules applicable to such plans and programs, and further subject to the Company’s right to amend, alter, terminate or eliminate any such plans and programs from time to time.
(e)Reimbursement of Expenses. Officer shall be entitled to reimbursement for all reasonable, out-of-pocket business expenses incurred in the performance of Officer’s duties on behalf of the Company. To obtain reimbursement, Officer must submit the expenses promptly (and in any event, not later than one hundred eighty (180) days—or such shorter period as required under the Bank’s or Meta Financial’s applicable policy—following the date the expense was incurred) with appropriate supporting documentation. The Bank or Meta Financial, as applicable, will provide reimbursement in accordance with the Bank’s or Meta Financial’s policies, but no later than thirty (30) days after Officer complies with such policies and proof of payment is submitted by Officer. Any reimbursement Officer is entitled to receive shall (i) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (ii) not be subject to liquidation or exchange for another benefit.
4.Termination of Employment. Officer’s employment may be terminated as set forth in this Section 4. The final date of Officer’s employment with the Company shall be the termination date (the “Termination Date”). As of the Termination Date, Officer shall resign from any and all offices and positions with the Company Group, unless otherwise expressly agreed to in writing by the Board (and hereby provides Officer’s written proxy to another officer of the Company to act as Officer’s attorney in fact with respect to Officer’s resignation).
(a)Termination Due to Death or Disability. This Agreement and Officer’s employment with the Company shall immediately terminate (i) upon Officer’s death or (ii) if Officer is unable to perform his duties, with or without reasonable accommodation, due to illness, accident or physical or mental incapacity or disability for a consecutive period of one hundred eighty (180) days or for an aggregate of two hundred seventy (270) days in any three hundred sixty-five (365) day period (“Disability”). In the event of a termination for death or Disability, Officer shall not be entitled to any payments or benefits following the Termination Date other than the Accrued Amounts (as defined in Section 4(f) below), continued vesting of Officer’s Performance-Based Restricted Stock Awards (as defined in the Employment Agreement Dated October 1, 2016), and prorated AIP bonus and LTIP awards as determined by the Committee based upon the number of months of employment during the applicable performance period completed by Officer prior to such termination, which prorated amounts shall be paid as provided in the applicable award agreement but in no event later than the payment date of such awards to actively-employed executives after the end of the applicable performance period.
(b)Termination by Bank for Cause. The Bank may terminate Officer’s employment for Cause by giving written notice to Officer designating an immediate or future Termination Date. In the event of a termination for Cause, Officer shall not be entitled to any payments or benefits following the Termination Date other than the Accrued Amounts (as defined in Section 4(f) below). For the avoidance of doubt, in the event of a termination for Cause, Officer will immediately forfeit any unvested AIP bonus, LTIP awards, equity or unvested equity-like interest that Officer then holds in the Bank (whether held directly or indirectly), regardless of whether such forfeiture is required by the provisions of the agreements and other documents governing any such equity or equity-like interest.
“Cause” shall mean that Officer has, in the reasonable determination of the Board: (i) committed an act constituting a felony or a crime of moral turpitude; or (ii) engaged in conduct that constitutes, by act or omission, gross negligence or willful misconduct in connection with his duties hereunder; or (iii) materially breached any provision of this Agreement (including, without limitation, a breach of the last sentence of Section 2 hereof) or any material Company policy; or (iv) refused to comply with, or repeatedly failed to undertake good faith efforts to comply with, a lawful directive from the Board; or (v) engaged in any theft, fraud, misappropriation, or embezzlement with respect to the Company Group or any customer or client thereof or engages in any other misconduct that results (or could reasonably have been expected to result) in personal gain to Officer or material injury (whether monetarily or reputationally) to any member of the Company Group; or (vi) used alcohol or drugs (other than consistent with a lawful prescription) in a manner that that materially impaired Officer’s performance of Officer’s duties to the Company Group; or (vii) failed to cooperate in good faith with any governmental or internal investigation regarding the Company Group; or (viii) engaged in or displayed personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated material duties, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order. Notwithstanding the foregoing, with respect to subparts (iii) and (iv), if the circumstances can be cured, Cause shall exist only if the Board has provided Officer with written notice of the circumstances and its intent to terminate for Cause, and Officer’s breach or failure to perform remains uncured fifteen (15) business days after Officer’s receipt of such written notice.
(c)Termination By Bank Without Cause. The Company may terminate Officer’s employment without Cause at any time by providing written notice to Officer designating an immediate or future termination date. In the event of a termination without Cause, Officer shall be entitled to the Accrued Amounts and eligible for the Severance Package (as defined in Section 4(f) below).
(d)Resignation By Officer for Good Reason. Officer may resign Officer’s employment for Good Reason by providing written notice to the Bank within sixty (60) days following any circumstance giving rise to Good Reason, describing the circumstances giving rise to Good Reason and stating Officer’s intention to resign on that basis. To the extent such circumstance(s) remains uncured by the Company after a thirty (30) day remedial period following the Bank’s receipt of Officer’s written notice, Officer has thirty (30) business days to submit a resignation notice for Good Reason. In the event of a resignation for Good Reason, Officer shall be entitled to the Accrued Amounts and eligible for the Severance Package (as defined in Section 4(f) below).

“Good Reason” shall mean the Bank has: (i) materially breached any material provision of this Agreement; (ii) materially diminished Officer’s position and/or duties such that Officer no longer reports to the Board or has been assigned duties inconsistent with a senior executive position; or (iii) relocated Officer’s principal place of work to a location more than thirty (30) miles from the Company’s headquarters in Sioux Falls, South Dakota, or any residence of Officer, without Officer’s prior written approval.
(e)Resignation by Officer Without Good Reason. Officer may resign Officer’s employment without Good Reason by providing the Bank with at least sixty (60) days prior written notice of such resignation, provided that, after receipt of such notice, the Bank may, in its sole discretion, accelerate the effective date of Officer’s resignation to any date following the date of delivery of such notice. In the event of a resignation without Good Reason, Officer shall not be entitled to any payments or benefits following the Termination Date other than the Accrued Amounts (as defined in Section 4(f) below).
(f)Payments to Officer Upon Separation; Release Agreement. Upon the termination of Officer’s employment hereunder for any reason, Officer shall be entitled to the Base Salary through the Termination Date, any expenses due and payable pursuant to Section 3(e) above, any accrued but unpaid AIP bonus due to Officer for any completed fiscal year, any vested benefits in Officer’s account through the Bank’s 401(k) retirement plan, and any amounts otherwise required by applicable law (the “Accrued Amounts”). Additionally, in the event the Bank terminates Officer’s employment without Cause under Section 4(c) or Officer resigns with Good Reason under Section 4(e), Officer shall be eligible for the following severance package (the “Severance Package”):
(i)a severance payment equal to the sum of two times (2x) the Base Salary (as then in effect), less applicable withholdings, paid in a lump sum cash payment within sixty (60) days following the Termination Date;
(ii)an amount equal to two times (2x) the AIP bonus, if any, that Officer would have earned for measurement period in which the Termination Date occurs based on achievement of the applicable performance goals for such measurement period (the “AIP Bonus Payment”). The AIP Bonus Payment shall be paid in cash, stock or a combination (as specified in the original grant terms), notwithstanding any service requirement, following the last day of the applicable measurement period, not later than the date such annual AIP bonuses are paid to similarly situated executives and in no event later than March 15th of the calendar year immediately following the fiscal year in which the Termination Date occurs;
(iii)except with respect to the AIP Bonus Payment as provided in Section 4(f)(ii), vesting of all unvested stock options and stock appreciation rights granted by the Company to Officer, to include Officer’s Performance-Based Restricted Stock Award (as defined in the Employment Agreement dated October 1, 2016);

(iv)except with respect to compensation that are covered by Section 4(f)(ii), (A) accelerated vesting of any outstanding pre-October 1, 2020 LTIP awards, and (B) pro-rata vesting of post-September 30, 2020 LTIP awards with performance periods that have at least six (6) months of completion prior to the Termination Date, in each case other than stock options and stock appreciation rights, that were granted by the Company to Officer; and
(v) a lump sum cash payment within sixty (60) days following the Termination Date of an amount equal to twenty-four (24) times the monthly premium required to be paid by Officer to continue Officer’s group health care coverage under the Company’s group health plan following Officer’s Termination Date under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), based upon the Company’s monthly COBRA premium in effect as of the Termination Date, less applicable withholdings, provided that if Bank determines, in its sole discretion, that such lump sum cash payment would result in a violation of the nondiscrimination rules under Code Section 105(h) or of any statute or regulation of similar effect or other adverse tax or legal consequences to the Bank, then the parties agree to take such reasonable best efforts to reform this Section 4(f)(v) in such manner as is necessary as to not violate the nondiscrimination rules under Code Section 105(h) or of any statute or regulation of similar effect or cause such adverse consequences.
Officer will receive the Severance Package only if Officer: (A) has not engaged in activities constituting Cause under this Agreement; (B) complies with all surviving provisions of this Agreement; and (C) timely executes, submits, abides by, and does not revoke any part of, a separation and release agreement in a form reasonably acceptable to the Company (the “Release”) containing a release all claims that Officer may have against the Company Group and related parties and other standard separation provisions. Except as provided in Section 4(f)(v), the Severance Package shall not be reduced or offset by compensation Officer earns through alternate employment, and Officer shall have no obligation to seek alternate employment.
(g)Payments to Officer Upon Termination in Connection With a Change of Control. If Officer’s employment is terminated by the Company without Cause or by Officer for Good Reason, in any such case within ninety (90) days prior to the consummation of a Change of Control or within twenty-four (24) months following the consummation of a Change of Control (the “CIC Window”), Officer shall be eligible to receive upon the terms and conditions set forth in Section 4(f), the Severance Package, provided, however, that any and all then unvested AIP and LTIP awards granted to Officer by Company shall immediately vest and be paid at the greater of target level of performance or actual level of performance (if actual level of performance is then determinable) on the Termination Date.

During the CIC Window, notwithstanding anything in this Agreement to the contrary, this Section 4(g) shall survive and remain in effect during the entire CIC Window, including any payments that would otherwise be payable under this Section 4(g).
“Change of Control” shall mean one of the following occurrences: (1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of the Company representing more than fifty percent (50%) of (A) the outstanding equity shares or units of the Company or (B) the combined voting power of the Company’s then-outstanding securities; or (2) the sale or disposition of all or substantially all of the Company’s assets (or any transaction having similar effect is consummated); or (3) the Company is party to a merger or consolidation that results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (4) the dissolution or liquidation of the Company; provided, however, that for purposes of this Agreement, the following transactions shall not constitute a Change of Control: (i) any acquisition of Company securities by the Company Group; (ii) any acquisition of Company securities by any employee benefit plan of the Company Group; or (iii) any restructuring of the Company or the Company Group. Notwithstanding the foregoing, to the extent amounts of “non-qualified deferred compensation” subject to Section 409A become due to Officer in connection with a Change of Control, then for purposes of such amount, the events otherwise constituting a Change of Control will only constitute a Change of Control if they also constitute a “change in control event” (as described in Treas. Reg. Section 1.409A-3(i)(5)(i)) with respect to the Company.
5.Effect of Regulatory Action; Default.
(a)Regulatory Suspension. If Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under Section 8(e) or (g) of the Federal Deposit Insurance Act (“FDIA”), 12 USC 1818(e), (g) (or any successor thereto), the Company’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay Officer all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate in whole or in part any of the obligations which were suspended.
(b)Regulatory Removal or Prohibition. If Officer is removed from office and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Section 8(e) or (g) of the FDIA, 12 U.S.C. § 1818(e), (g) (or any successor thereto), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the Parties shall not be affected.

(c)Company Declared in Default. If the Bank becomes in default (as defined in Section 3(x)(1) of the FDIA, 12 U.S.C. § 1813(x)(1) (or any successor thereto)), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the Parties.
(d)Office of the Comptroller of the Currency. All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Company: (i) by the Comptroller of the Office of the Currency (“OCC”) or his or her designee at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDIA, 12 U.S.C. § 1823(c) (or any successor thereto); or (ii) by the Comptroller of the OCC or his or her designee at the time the Comptroller of the OCC or his or her designee approves a supervisory merger to resolve problems related to the operation of the Company or when the Company is determined by the Comptroller of the OCC to be in unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.
6.Application of Code Sections 409A and 280G.
(a)Timing of Payments under 409A. Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A (the “Section 409A Regulations”) shall be paid in connection with Officer’s termination of employment (or terms of similar effect under Section 409A) with the Company unless and until Officer has incurred a “separation from service” (within the meaning of the Section 409A Regulations) with the Company. Furthermore, to the extent that Officer is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Officer’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Officer’s separation from service shall be paid to Officer before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Officer’s separation from service or, if earlier, the date of Officer’s death following such separation from service. All such amounts that would, but for this section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments under this Agreement that may be excluded from Section 409A either as “separation pay due to an involuntary separation from service” or as a “short-term deferral” (each as described in Section 409A) shall be excluded from Section 409A to the greatest extent possible. The Bank intends that, to the greatest extent possible, income provided to Officer pursuant to this Agreement will not be subject to taxation under Section 409A. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. However, the Company does not guarantee any particular tax effect for income provided to Officer pursuant to this Agreement. In any event, except for the Bank’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Officer, the Company Group shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Officer pursuant to this Agreement.
(b)Release Effective Date. To the extent the amounts described in Sections 4(f) and 4(g) of this Agreement constitute “non-qualified deferred compensation” that is subject to Section 409A, (i) to the extent Officer’s termination of employment with the Company occurs on or after November 2 of any calendar year, no amounts shall be paid pursuant to Sections 4(f) and 4(g) of this Agreement until the calendar year following the year in which the Termination Date occurs, (ii) to the extent any payments are delayed pursuant to this Section 6(b), such delayed amounts shall be paid in a lump-sum promptly following the later of the date that the release can no longer be revoked and January 1 of the calendar year following the calendar year in which the Termination Date occurred, and (iii) all payments due after the payment made pursuant to clause (iv) of this sentence shall be made at the time prescribed in Sections 4(f) and (g) of this Agreement.
(c)Parachute Payments. Notwithstanding anything in this Agreement to the contrary, if any payments or benefits received or to be received by Officer under this Section 6(c), this Agreement or any other plan, arrangement or agreement (all such payments referred to herein as “Parachute Payments”) constitute “parachute payments” within the meaning of Code Section 280G and would, but for this Section, be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then prior to making the Parachute Payments, a calculation shall be made comparing (x) the Net Benefit (defined below) to Officer of the Parachute Payments after payment of the Excise Tax to (y) the Net Benefit to Officer if the Parachute Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (x) above is less than the amount under (y) above will the Parachute Payments be reduced to the minimum extent necessary to ensure that no portion of the Parachute Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Parachute Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 6(c) shall be made in a manner determined solely by the Bank that is consistent with the requirements under Section 409A. All calculations and determinations under this Section shall be made by an independent accounting firm or independent tax counsel appointed by Bank (“Tax Counsel”) whose determinations shall be conclusive and binding on Company and Officer for these purposes. For purposes of making the calculations and determinations required by this Section 6(c), Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Code Sections 280G and 4999. Bank and Officer shall furnish to Tax Counsel with such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section. Bank shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
(d)Other Regulatory Restrictions. Notwithstanding any other provision in this Agreement, any payments made to Officer pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and Federal Deposit Insurance Corporation regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments (or successor thereto). To the extent applicable, and without limiting any other rights of the Bank under this Agreement, incentive-based or other compensation due or payable to Officer is subject to the restrictions under Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, all similar laws, applicable regulations and other published guidance thereto (collectively referred to as the “Act”), and the Bank may, at any time and from time to time, unilaterally modify any such compensation due and any compensation arrangement hereunder in good faith and to the extent reasonably necessary (including implementing any deferral, clawback or other modification to prevent inappropriate risk taking that is the subject of the Act) so as to comply with the Act. The undersigned agree to work in good faith to comply at all times with the Act, to the extent the same may be applicable.
7.Indemnification. Subject to the limitations set forth herein, the Company shall indemnify and hold Officer harmless to the extent permitted under law and consistent with the Company’s bylaws (and other governing documents) if, by reason of Officer’s service to the Company Group, any claim, action, suit, or proceeding (“Claim”) is initiated against, threatened, or reasonably anticipated against Officer. Such indemnification shall extend to any and all costs, expenses, liabilities and losses (including attorneys’ and other professional fees), judgments, interest, expenses of investigation, penalties, fines, excise taxes or penalties and amounts paid or to be paid in settlement) (the “Costs”) incurred or suffered by Officer in connection therewith. Any Costs subject to indemnification under this provision shall be provided in the form of reimbursement to Officer, to be made within sixty (60) days after Officer gives written notice, supported by reasonable documentation, verifying the Cost and his payment. Notwithstanding the foregoing, Officer’s right to indemnification is subject to the following terms and conditions: (i) the Claim must not relate to or arise from any conduct (whether by act or omission) by Officer that may constitute fraud, gross negligence, bad faith or willful misconduct; (ii) the Claim must be brought against Officer by any member of the Company Group; (iii) Officer uses attorney(s) approved by the Company and fully cooperates with those attorneys and the Company with regard to the representation or any other legal matter; and (iv) any and all indemnification payments are subject to and limited by the provisions set forth in 12 U.S.C. § 1828(k) and its implementing regulations (or any successor thereto). Officer shall promptly repay to the Company any reimbursement amount provided by the Company if Officer is determined not to be entitled to indemnification with respect to such Cost. Nothing in this Section shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that Officer would otherwise have (including by agreement or under applicable law).
8.Restrictive Covenants; Officer Obligations.
(a)Confidential Information. Officer acknowledges that Officer will be entrusted with confidential and proprietary information and trade secrets of the Company Group (“Confidential Information”), defined as any non-public information not generally known in the industry, in whatever form or medium, including but not limited to: strategic and long-range plans, advertising and marketing plans, sales volume and methods, business plans, and any information related to any of the foregoing; investor, strategic partner, and customer information (including names, phone numbers, addresses, e-mail addresses, and other identifying facts and circumstances specific to the customer or program manager and relevant to the services provided to customer or program manager), and records, and the terms of such business relationships;

personnel records, employee compensation and performance data; financial statements, budgets and projections; and software and other technology owned or developed (or being developed) for use in or relating to the conduct of the business. At all times, Officer shall: (i) hold the Confidential Information in strictest confidence, take all reasonable precautions to prevent the inadvertent disclosure of the Confidential Information to any unauthorized person, and follow all the Company’s policies protecting the Confidential Information; (ii) not use, copy, divulge or otherwise disseminate or disclose any Confidential Information, or any portion thereof, to any unauthorized person; (iii) not make, or permit or cause to be made, copies of the Confidential Information, except as necessary to carry out Officer’s authorized duties as an officer of the Company; (iv) promptly and fully advise the Company of all facts known to Officer concerning any actual or threatened unauthorized use or disclosure of which Officer becomes aware; and (v) promptly provide written notice to the Board if Officer receives any subpoena or becomes subject to any legal obligation that might require Officer to disclose Confidential Information, enclosing a copy of the subpoena and any other documents describing the legal obligation. Officer’s obligations under this provision shall be subject to Section 8(j) below, and continue with respect to any Confidential Information unless and to the extent that such Confidential Information becomes generally known to and available for use by the public other than as a result of Officer’s acts or omissions.
(b)Ownership of Intellectual Property. Officer agrees to make prompt and full disclosure to the Bank of all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to the Company Group’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by Officer (either solely or jointly with others) while employed by the Company or during the ninety (90) days thereafter (collectively, “Work Product”). Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in the Company Group. To the extent that any Work Product is not deemed to be a “work made for hire”, Officer hereby assigns and agrees to assign to the Company Group all right, title and interest, including without limitation, the intellectual property rights that Officer may have in and to such Work Product. Officer shall promptly perform all actions reasonably requested by the Bank (whether during or after the Term) to establish and confirm the Company Group’s ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments). Officer understands, however, that there is no obligation being imposed on Officer to assign to the Company Group any invention falling within the definition of Work Product for which no Company Group equipment, supplies, facility, or trade secret information was used and that was developed entirely on Officer’s own time, unless: (i) such Work Product relates to the Business or to their actual or demonstrably anticipated research or development, or (ii) the Work Product results from any work performed by Officer for them under this Agreement. Officer represents to the Bank that Officer does not now nor has Officer ever owned, nor has Officer made, any such Work Product.

(c)Non-Interference with Employee Relationships. During the Term and for a period of twenty-four (24) months following the Termination Date (the “Restricted Period”), Officer shall not, directly or indirectly (other than in furtherance of Officer’s legitimate job duties on behalf of Company), on Officer’s own behalf or for any other person or entity: (i) solicit for employment, hire or engage, or attempt to solicit for employment, hire or engage, any person who is or was employed by the Company within the six (6) month period prior to the solicitation or hire, or (ii) otherwise interfere with the relationship between any such person and the Company.
(d)Non-Interference with Customers, Third Party Relationships. During the Restricted Period, Officer shall not, directly or indirectly (other than in furtherance of Officer’s legitimate job duties on behalf of Company), on Officer’s own behalf or for any other person or entity: (i) interfere with, impair, disrupt or damage the Company Group’s business relationships, including by soliciting, encouraging or recruiting any of the Company Group’s customers, program managers, service providers, or strategic partners, to discontinue or reduce their dealings with the Company Group; (ii) solicit, for a purpose related to the business of the Company, any customer, program manager, service provider, or strategic partner of the Company that was doing business with the Company during the six (6) month period prior to the solicitation; or (iii) usurp any business opportunity presented to the Company Group or Officer during the Term unless the Company Group formally determined not to pursue such business opportunity.
(e)Non-Competition. During the Restricted Period, or such lesser period as may be designated by the Bank in writing at any time, Officer will not engage in, or prepare to engage in, any “Competitive Activity,” defined as: (i) rendering services to a Competitive Enterprise (whether as an employee, consultant, independent contractor or otherwise); holding the position of partner or principal (or similar role) in a Competitive Enterprise; (ii) founding or independently conducting a Competitive Enterprise; (iii) acquiring a greater than one percent (1%) equity, voting, revenue, income, profit, loss or other economic interest in a Competitive Enterprise the equity of which is publicly traded on a recognized securities exchange; or (iv) acquiring any equity, voting, revenue, income, profit, loss or other economic interest in a Competitive Enterprise the equity of which is not publicly traded on a recognized securities exchange.
“Competitive Enterprise” means an enterprise in North America (or such other location where the Company Group does or has active plans to do business) materially engaged in issuing prepaid debit cards, insurance premium finance, asset-based lending and factoring, equipment leasing, SBA lending, tax lending, or payments processing, or any other business in which the Company Group materially engaged as of the Termination Date or was actively contemplating engagement at any time during the six (6) month period prior to the Termination Date.
(f)Third Party Confidential Information. Officer understands that the Company Group will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company Group to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term and thereafter, Officer will hold Third Party Information in the strictest confidence and will not disclose to anyone or use (other than in furtherance of Officer’s legitimate job duties on behalf of Company), Third Party Information unless expressly authorized in writing by the Bank. Additionally, Officer will not improperly use or disclose on behalf of the Company Group any confidential information or trade secrets of any former employer or any other person to whom Officer has an obligation of confidentiality, and Officer will not bring onto the Company’s premises any unpublished documents or any property belonging to any former employer or of any other person to whom Officer has an obligation of confidentiality.
(g)Non-Disparagement. Other than in furtherance of Officer’s legitimate job duties on behalf of the Company Group or as provided in Section 8(j) below, Officer will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company Group or its businesses, or any of its employees, customers, officers, program managers, or investors.
(h)Return of Company Property. Upon the Company’s request but in no event later than three (3) business days following the Termination Date, Officer shall return to the Company all company property that is then in Officer’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, data base information and lists, and any other property or information that Officer has or had relating to the Company (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information.
(i)Officer Assistance. For a period of twelve (12) months after the Termination Date, Officer shall, upon reasonable notice, assist in the transition of his job duties by furnishing the Company with such information related to the Company Group as may be in Officer’s possession or control, and cooperate with the Company in any reasonable manner that the Company may request, including without limitation conferring with the Company with regard to any litigation, claim, or other dispute in which the Company is or may become a party. The Company shall schedule any such cooperation with due regard to Officer’s professional and personal obligations, and shall reimburse Officer for all reasonable out-of-pocket expenses incurred by Officer in fulfilling Officer’s obligations under this provision.
(j)Protected Rights. Nothing in this Agreement shall limit Officer’s ability to: testify pursuant to a lawful subpoena, court order, or written request from a government authority; report allegations of unlawful conduct to government officials for investigation; cooperate in any government investigation or inquiry; or comply with any other legal obligation. Officer will not need the prior authorization of the Bank to make any such reports or disclosures and Officer will not be required to notify the Bank that Officer has made such reports or disclosures, provided, that nothing shall waive any attorney-client or similar privilege of the Company Group. Pursuant to 18 U.S.C. § 1833(b), an Officer may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of an employer’s trade secrets (as defined in 18 U.S.C. § 1839), so long as such disclosure is made solely: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, pursuant to 18 U.S.C. § 1831 et seq., an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(k)Enforcement. Officer acknowledges that the provisions of this Section are essential to the Company Group; the Bank would not enter into this Agreement if it did not include this Section; and damages sustained by the Company Group as a result of a breach of this Section cannot be adequately remedied by monetary damages. Furthermore, Officer agrees that the Bank, notwithstanding any other provision of this Agreement, and in addition to any other remedy it may have under this Agreement, or at law, will be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section without being required to post a bond. If any court of competent jurisdiction or arbitrator shall deem any provision in this Section too restrictive, the other provisions shall stand, and the tribunal shall modify the unduly restrictive provision to the point of greatest restriction permissible by law. Should Officer breach any covenants in this Section then among other remedies, the duration of the covenant shall be extended by the period of any such breach.
9.Retirement. If Officer has a termination of employment hereunder for any reason other than for Cause after satisfying the requirements for Retirement (as defined below), and Officer is not otherwise eligible for the Severance Package, if the Termination Date occurs on or after six (6) months following commencement of the Company’s fiscal year, the Officer shall, except as otherwise provided in an applicable award agreement, receive the AIP and the LTIP, if any, that Officer would have earned for measurement/performance periods in which the Termination Date occurs based on achievement of the applicable performance goals for such measurement/performance periods as determined at the end of the respective measurement/performance period. Any payments to which Officer is entitled under this Section shall be paid in cash, stock or a combination (as specified in the original grant terms), notwithstanding any service requirement, following the last day of the applicable measurement/performance period, not later than the date such AIP and LTIP awards are paid to similarly situated executives. Officer shall also receive continued vesting of Officer’s Performance-Based Restricted Stock Award (as defined in the Employment Agreement dated October 1, 2016). For purposes of this Section 9, “Retirement” shall mean retirement from employment with the Company or an entity within the Company Group as an employee, director, director emeritus or advisory director thereof, where either (i) Officer has reached the age of 65 or (ii) the sum of Officer’s age and length of service (as an employee, director, director emeritus or advisory director) is greater than or equal to 70.
10.Arbitration. Any dispute or claim relating to or arising out of the employment relationship between Officer and the Company or the termination of that relationship shall be resolved by confidential, binding arbitration; provided, however, that this agreement to arbitrate shall not apply to or cover any claim for expedited injunctive or equitable relief, including without limitation claims involving intellectual property, unfair competition, or trade secrets. Any arbitration shall be conducted before a single neutral arbitrator in Sioux Falls, South Dakota, pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org). The arbitrator shall permit adequate discovery, and is empowered to award all remedies otherwise available in a court of competent jurisdiction. Any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. By executing this Agreement, Officer and the Bank are both waiving the right to a jury trial with respect to any such disputes. This Section does not include claims that, by law, may not be subject to mandatory arbitration. Each Party shall bear its own expenses in any arbitration convened pursuant to this Section and shall split evenly the costs of the arbitration; provided, however, that the Bank will pay the costs of such arbitration to the extent necessary as a condition precedent to enforce this arbitration obligation.
11.Notices. Any notice, consent, demand, request, or other communication pursuant to this Agreement shall be in writing and shall be deemed to have been given to such Party (x) on the date when delivered personally to such Party or by email (with delivery and read receipt turned on) or (y) two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Party (or to such other address as such Party shall have specified by ten days’ advance notice given in accordance with this Section) provided that a written acknowledgment of receipt is obtained.
If to the Company:    5501 S. Broadband Lane
    Sioux Falls, SD 57108
Attn: Chairman of the Board of Directors

With a copy to (which shall not constitute notice hereunder):

Anthony Sharett
EVP, Chief Legal Officer and Corporate Secretary
Meta Financial Group, Inc.
5501 S. Broadband Lane
Sioux Falls, SD 57108
asharett@metabank.com
If to Officer:         The address of Officer’s principal residence as it appears in the Company records, with a copy to Officer (during the Term) at Officer’s principal office at the Company.
12.Miscellaneous.
(a)Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the specific subject matter hereof and supersedes in its entirety, as of the Effective Date, any prior employment agreement between Officer and the Bank.

(b)Amendment or Waiver. No provision of this Agreement may be amended, modified, supplemented, or waived except by a written instrument, signed by Officer and the Bank, expressly referring to the provision of this Agreement being amended, modified, supplemented, or waived. Any such written waiver shall be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.
(c)Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Officer) and permitted assigns. No rights or obligations of Officer under this Agreement may be assigned or transferred by Officer other than Officer’s rights to compensation and benefits, which may be transferred to Officer’s beneficiaries by will or trust. No rights or obligations of the Bank under this Agreement may be assigned or transferred by the Bank, except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement. In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the immediately preceding sentence, the Bank shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder.
(d)Interpretation. The headings of the sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” In the event of any inconsistency between any provision of this Agreement and any provision of any other Company Arrangement, the provisions of this Agreement shall control, to the extent it would not violate Section 409A.
(e)Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Officer pursuant to this Agreement or any other agreement or arrangement with Company Group that is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by Company pursuant to any such law, government regulation or stock exchange listing requirement).
(f)Severability; Survivability. If any term or provision of this Agreement shall be held to be invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby. The terms of Sections 8, 9, 10, and 11 shall survive and continue in full force notwithstanding the termination of this Agreement or Officer’s employment for any reason.

This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.
(g)Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the state of South Dakota, without reference to principles of conflict of laws. For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to Officer’s employment hereunder that is not otherwise subject to arbitration under Section 10, the Parties: (i) agree to submit to the exclusive jurisdiction of the federal or state courts located in Sioux Falls, South Dakota, (ii) waive any objection to personal jurisdiction or venue in such jurisdiction, and agree not to plead or claim forum non conveniens; and (iii) waive their respective rights to a jury trial of any claims and causes of action, and agree to have any matter heard and decided solely by the court.
(h)D&O Insurance. During the Term and for a period of six (6) years thereafter, the Company shall maintain at its own expense directors’ and officers’ liability insurance providing reasonable coverage to Officer no less favorable than the coverage provided to other directors and similarly-situated executives of the Company.
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IN WITNESS WHEREOF, Officer has executed this Agreement, and the Company has caused this Agreement to be executed by its duly authorized board member, all as of the Effective Date.

META FINANCIAL GROUP, INC. By: / s / Becky S. Shulman Name: Becky S. Shulman Title: Chair of the Compensation Committee of Meta Financial Group, Inc.’s Board of Directors Dated: November 30, 2020
METABANK By: / s / Kathi Winter Name: Kathi Winter Title: EVP, Chief People Officer Dated: November 30, 2020
OFFICER / s / Brad Hanson Bradley C. Hanson Dated: November 30, 2020

[Signature Page to Employment Agreement]